NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

SIMPLE INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

To Individual Variable and/or Fixed Annuity Contracts

General Information Regarding this SIMPLE IRA

This Endorsement is made part of the Contract to which it is attached. To the extent the terms of the Contract, including any riders and endorsements to the Contract, are inconsistent, the terms of this Endorsement shall control the Contract accordingly. The Contract to which this Endorsement is attached is issued as a SIMPLE IRA annuity under Section 408(p) of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of this Endorsement are being added to the Contract to comply with the requirements of the Code. The following provisions apply only to Contracts issued as SIMPLE Individual Retirement Annuities. All the provisions of the Contract, including this Endorsement, shall be interpreted in accordance with Code Sections 408(p) and 401(a)(9) and the Income Tax Regulations thereunder, including any successive Income Tax Regulations. The Contract Owner shall comply with the applicable tax qualification provisions of the Code, as described in this SIMPLE IRA, to prevent loss of the advantages of tax deferral and to prevent tax penalties. Terms not defined in this SIMPLE IRA shall have the meaning given to them in the Contract.

This SIMPLE IRA cannot be used by a trustee, custodian, or issuer that is a designated financial institution within the meaning of Section 408(p)(7) of the Code.

Definitions

A.	SIMPLE IRA. The term “SIMPLE IRA” means an individual retirement plan within the meaning of Code Section 408(p).

B.

Required Beginning Date. The term “Required Beginning Date” means the first day of April following the calendar year in which the Contract Owner for whose benefit the Contract is maintained attains age 72 (or attains age 70 1⁄2 in the case of a Contract Owner who was born on or before June 30, 1949), or such later date provided under applicable federal tax law.

C.

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Contract Owner. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations.

D.	Eligible Designated Beneficiary.

(1)	The term “Eligible Designated Beneficiary” means, with respect to any Contract Owner, any Designated Beneficiary who is -

a.	the surviving spouse of the Contract Owner,

b.	subject to Paragraph D(b), a child of the Contract Owner who has not reached majority (within the meaning of Code Section 401(a)(9)(F)),

c.	disabled (within the meaning of Code Section 72(m)(7)),

d.

a chronically ill individual (within the meaning of Code Section 7702B(c)(2), except that the requirements of Code Section 7702B(c)(2)(A)(i) will be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

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e.	an individual not described in any of the preceding clauses of this Paragraph D(a) who is not more than 10 years younger than the Contract Owner.

The determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary will be made as of the date of death of the Contract Owner.

(2)

Special rule for children. Subject to Code Section 401(a)(9)(F), an individual described in Paragraph D(a)2. will cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and any remainder of the portion of the Contract Owner’s interest to which Paragraph C(a)2.i. under Surrenders Required by the Code – IRAs applies will be distributed within 10 years after such date.

Transfers and Assignments

Except as provided by law, this SIMPLE IRA is nontransferable and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation to any person other than to the Company. The Contract Owner must be the Annuitant, except for Contracts under custodial ownership within a SIMPLE IRA account. For custodial owned Contracts the Annuitant must be the beneficial owner of the Contract, and references herein to the Contract Owner’s age or life shall mean the Annuitant’s/beneficial owner’s age or life. No other parties may be added to the Contract; provided, however, that a co-annuitant may be permitted if the Contract provides a feature or option that requires the Contract Owner to name a co-annuitant and such feature or option is used or elected. All distributions while the Contract Owner is alive must be made to the Contract Owner. All distributions made under a joint and survivor annuity option after the Contract Owner’s death and while the co-annuitant is alive must be made to the co-annuitant.

Ownership

This SIMPLE IRA is for the exclusive benefit of the Contract Owner or their beneficiaries. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased individual, or is maintained for the benefit of a designated beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this contract as the surviving spouse’s own IRA, references in this document to “Contract Owner” are to the deceased individual.

Purchase Payments

This SIMPLE IRA will accept only:

(1)	A cash contribution made by an employer on behalf of the Contract Owner pursuant to the terms of a SIMPLE IRA Plan described in section 408(p) of the Code, or

(2)	A rollover contribution or a transfer of assets from another SIMPLE IRA of the Contract Owner, or

(3)

After the expiration of the 2-year period beginning on the date the employee first participated in the SIMPLE IRA Plan, a rollover contribution from an eligible retirement plan. An eligible retirement plan is defined as a traditional IRA under 408(a) or (b), a SEP IRA, a governmental 457(b) plan, a qualified plan under 401(a), or a 403(b) plan.

No other contributions will be accepted.

Prior to the expiration of the two-year period beginning on the date the Contract Owner first participated in any SIMPLE IRA Plan maintained by the Contract Owner’s employer, any rollover or transfer by the Contract Owner of funds from a SIMPLE IRA must be made to another SIMPLE IRA of the Contract Owner. Any distribution of funds to the Contract Owner during this two-year period may be subject to a 25% additional tax if the Contract Owner does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this two-year period, the Contract Owner may roll over or transfer funds to any IRA of the Contract Owner that is qualified under section 408(a),(b), or (p), or to another eligible retirement plan described in Section 402(c)(8)(B) of the Code.

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Surrenders Required by the Code – IRAs

A.

Notwithstanding any provisions of this SIMPLE IRA or the Contract to the contrary, the distribution of the Contract Owner’s interest in this SIMPLE IRA shall be made in accordance with the requirements of Code Sections 408(b)(3) and 401(a)(9) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference.

B.	Minimum Distributions During Contract Owner’s Life

(1)

Unless otherwise permitted under applicable law, while the Contract Owner is alive, the entire interest of a Contract Owner under a SIMPLE IRA will commence to be distributed no later than the Required Beginning Date over a period not to exceed:

a.	the life of the Contract Owner or the lives of the Contract Owner or the joint and last survivor expectancy of such Contract Owner and the Contract Owner’s Designated Beneficiary; or

b.	a period certain not extending beyond the life expectancy of the Contract Owner and the Contract Owner’s Designated Beneficiary.

(2)

Prior to the date that distributions under the Contract commence in the form of annuity payments, the amount to be distributed for each calendar year, beginning with the calendar year in which the Contract Owner attains age 72 (or age 70 1⁄2 if the Contract Owner was born on or before June 30, 1949, or such other age provided under applicable federal tax law,) and continuing through the calendar year of the Contract Owner’s death, will not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of Section 1.401(a)(9)-9 of the Treasury Regulations, using the Contract Owner’s age as of their birthday in the year. However, if the Contract Owner’s sole Designated Beneficiary is their surviving spouse and such spouse is more than 10 years younger than the Contract Owner, then the distribution period for a year is determined under the Joint and Last Survivor Table in Q&A-3 of Section 1.401(a)(9)-9, using the ages as of the Contract Owner’s and spouse’s birthdays in the year.

(3)

If distributions are made in the form of annuity payments, the distribution periods described in Paragraph B(a) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations and the annuity payments must otherwise comply with the requirements of that section. (See Paragraph E below under Special Rules Annuity Payments.)

4)

The Contract Owner may take a required minimum distribution with respect to this Contract (other than a distribution made under this Contract in the form of an annuity payment) from any one or more IRAs that the Contract Owner holds as the owner.

(5)

If this IRA is issued to (or for the benefit of) a Designated Beneficiary of a deceased employee or individual under an eligible retirement plan (as defined in Code Section 402(c)(8)(B)), this Paragraph B does not apply unless (1) such Designated Beneficiary is the surviving spouse of the deceased employee or individual, and (2) for federal income tax purposes such spouse is treated as the owner of this IRA, rather than as the Designated Beneficiary of the deceased employee or individual.

C.	Minimum Distributions Upon Death

(1)	If the Contract Owner dies before the distribution of the Contract Owner’s entire interest in this SIMPLE IRA and the beneficiary is a Designated Beneficiary -

a.

In general. Subject to the exception for an Eligible Designated Beneficiary in Paragraph C(a)2., the entire interest will be distributed (in accordance with applicable federal tax law) by the end of the calendar year containing the tenth anniversary of the Contract Owner’s death.

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b.

Exception for Eligible Designated Beneficiaries. If any portion of the Contract Owner’s interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed (in accordance with applicable federal tax law) –

i.

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of the Contract Owner’s death (or the end of the calendar year in which the Contract Owner would have attained age 72 (or age 70 1⁄2 if the Contract Owner was born on or before June 30, 1949), or such later date provided under applicable federal tax law, if later and the sole Designated Beneficiary is the surviving spouse of the Contract Owner), or

ii.	If elected, by the end of the calendar year containing the tenth anniversary of the Contract Owner’s death.

c.	Rules Upon Death of an Eligible Designated Beneficiary.

i.

If an Eligible Designated Beneficiary dies before the portion of the Contract Owner’s interest to which this Paragraph (C)(1) applies is entirely distributed, the exception under Paragraph (C)(1)(b)(i) shall not apply to any beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within 10 years after the death of such Eligible Designated Beneficiary.

ii.

If the Eligible Designated Beneficiary is the surviving spouse of the Contract Owner and the surviving spouse dies before distributions to such spouse under Paragraph (C)(1)(b)(i) begin, this Paragraph (C)(1) shall be applied as if the surviving spouse were the Contract Owner. For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under Paragraph (C)(1)(b)(i). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the annuity starting date

d.	After annuity payments commence to the Contract Owner or Designated Beneficiary, they may need to be modified, as necessary to comply with this Paragraph (C)(1).

(2)	Application of paragraph C(a). Except as otherwise provided under applicable federal tax law -

a.	Paragraph (C)(1) shall apply to distributions with respect to a Contract Owner who dies after December 31, 2019, and

b.

If the Contract Owner dies before January 1, 2020, and such Contract Owner’s Designated Beneficiary dies after such date, the entire remaining interest in this SIMPLE IRA shall be distributed by the end of the calendar year containing the tenth anniversary of such Designated Beneficiary’s death.

(3)	If the Contract Owner dies before the distribution of the Contract Owner’s entire interest and the beneficiary is not a Designated Beneficiary, the remaining interest will be distributed as follows -

a.

If the Contract Owner dies on or after the Required Beginning Date, (or dies on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in accordance with the provisions of section 1.401(a)(9)-6 of the Treasury Regulations) the remaining interest will be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of the Contract Owner’s death.

b.

If the Contract Owner dies prior to the Required Beginning Date (and prior to the date annuity payments commence) the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of the Contract Owner’s death.

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(4)

Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year following the year of the Contract Owner’s death and reduced by 1 for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

(5)

The required minimum distributions payable to a Designated Beneficiary from this SIMPLE IRA (other than a distribution made under this Contract in the form of annuity payments) may be withdrawn from another SIMPLE IRA the beneficiary holds from the same decedent in accordance with Section 1.408-8 of the Treasury Regulations.

(6)

The surviving spouse of the Contract Owner who is the sole beneficiary and has an unlimited right to withdraw amounts may elect to treat this SIMPLE IRA as the spouse’s own IRA. This election can be made by re-designating this SIMPLE IRA in the name of the surviving spouse as the Contract Owner. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the IRA or fails to take required minimum distributions as a beneficiary.

D.	Special Rules for Annuity Payments. The options under which annuity payments are made may be limited. Unless otherwise provided under applicable federal tax law -

(1)

Distributions in the form of annuity payments must satisfy the applicable requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, the provisions of which are herein incorporated by reference.

(2)

Distributions made in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one year.

(3)	Annuity payments must satisfy the minimum distribution incidental benefit requirements in Section 1.401(a)(9)-6 of the Treasury Regulations.

(4)	Annuity payments must be nonincreasing or increase only as permitted by Q&A-14 of Section 1.401(a)(9)-6 of the Treasury Regulations or as otherwise permitted under applicable federal tax law.

(5)

If distributions (including distributions commencing on or before the Required Beginning Date while the Contract Owner is alive) are made in the form of annuity payments, the first annuity payment must be the payment which is required for one payment interval. The second payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code Section 401(a)(9)(B)(iii) and (iv), the first payment, which must be made on or before the date determined under Q&A-3(a) or (b) (whichever is applicable) of Section 1.401(a)(9)-3 of the Treasury Regulations, must be the payment which is required for one payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, semi-annually, or annually.

(6)

If annuity payments commence after the date distributions are required to commence (the Required Beginning Date in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the Treasury Regulations in the case of distributions commencing after death), distributions must be made in accordance with Q&A-1(e) of Section 1.401(a)(9)-5 of the Treasury Regulations.

(7)

Prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the Contract Owner or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the Contract Owner or beneficiary) that will be provided under the Contract.

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E.

Exceptions. The foregoing notwithstanding, no minimum distribution is required (1) for any period that is so provided under Code Section 401(a)(9) or 408(b)(3) or any Income Tax Regulations or other published guidance from the Internal Revenue Service (“IRS”) relating thereto, or (2) with respect to any account balance that is exempt from the minimum distribution requirements under such Code Sections, Income Tax Regulations, or IRS guidance.

Restriction on Surrenders for IRAs

A distribution from an IRA, including exercise of a contractual right to examine and cancel period, may result in the immediate application of taxes and penalties under Section 72 of the Code.    Nationwide will agree to transfer the proceeds to another contract which meets the requirements of Section 408, 403(b), 401 or 457 of the Code upon proper direction by the Contract Owner.

Nonforfeitable Interest

The entire interest of the Contract Owner in this SIMPLE IRA is nonforfeitable.

Application of Refund Purchase Payments

Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits, if applicable.

Annual Reports

Nationwide shall furnish annual calendar year reports concerning the status of this SIMPLE IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

If the contribution(s) made on behalf of the Contract Owner under a SIMPLE IRA Plan maintained by the Contract Owner’s employer are received directly by Nationwide from the employer, Nationwide will provide the employer with the summary description required by the Code Section 408(1)(2)(B).

Additional IRA Requirements

Both Nationwide and the Contract Owner agree to amend this SIMPLE IRA to comply with any changes in the Code, with any Department of Labor and Treasury Regulations, and with changes in other applicable law.

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The following Guaranteed Annuity Table will apply to all Contracts issued as SIMPLE IRA Plans:

GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

	GUARANTEED PERIOD
ANNUITANT’S
AGE	None	120 MONTHS	240 MONTHS
50	1.92	1.92	1.91
51	1.96	1.96	1.95
52	2.00	2.00	1.99
53	2.04	2.04	2.03
54	2.08	2.08	2.07
55	2.13	2.12	2.11
56	2.17	2.17	2.15
57	2.22	2.22	2.20
58	2.27	2.27	2.25
59	2.33	2.32	2.30
60	2.38	2.38	2.35
61	2.44	2.43	2.40
62	2.50	2.49	2.46
63	2.57	2.56	2.52
64	2.64	2.63	2.58
65	2.71	2.70	2.64
66	2.79	2.77	2.71
67	2.87	2.85	2.77
68	2.95	2.93	2.84
69	3.05	3.02	2.92
70	3.14	3.11	2.99
71	3.24	3.21	3.07
72	3.35	3.31	3.15
73	3.46	3.42	3.23
74	3.59	3.53	3.32
75	3.71	3.65	3.40
76	3.85	3.77	3.49
77	4.00	3.91	3.57
78	4.16	4.05	3.66
79	4.33	4.20	3.74
80	4.51	4.36	3.82
81	4.71	4.53	3.90
82	4.92	4.71	3.97
83	5.16	4.90	4.03
84	5.41	5.10	4.09
85	5.69	5.31	4.15
86		5.53	4.20
74		5.75	4.24
88		5.98	4.27
89		6.22	4.30
90		6.45	4.32

The purchase rate tables are based on the Annuity 2012 Basic Mortality table (Age Last Birthday) using a ten-year age setback with Projection Scale G2 with Conservatism (ALB) at 0.5% interest. For purposes of the purchase rate tables, the payees’ actual ages as of their respective last birthdays are used. Other combinations are available upon request.

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GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Age of Annuitant

		50	55	60	65	70	80
	50	1.73	1.79	1.84
	55	1.79	1.89	1.97	2.02
Age of Survivor	60	1.84	1.97	2.09	2.18	2.26
	65	1.87	2.02	2.18	2.34	2.46	2.62
	70	1.89	2.06	2.26	2.46	2.66	2.94
	80			2.34	2.62	2.94	3.66

Executed for Nationwide by:

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